Exhibit (a)(1)(x)

This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it you should consult your investment dealer, stockbroker, bank manager, trust company manager, accountant, lawyer or other professional advisor. The Offer has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is unlawful.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made or directed to, nor will deposits of Shares be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

September 20, 2010

NOTICE OF AMENDMENT AND VARIATION

by

BHP BILLITON DEVELOPMENT 2 (CANADA) LIMITED

a wholly-owned indirect subsidiary of

BHP BILLITON PLC

of its

OFFER TO PURCHASE FOR CASH

all of the outstanding common shares of

POTASH CORPORATION OF SASKATCHEWAN INC.

at a price of

U.S.$130.00 for each common share

BHP Billiton Development 2 (Canada) Limited (the “Offeror”), a wholly-owned indirect subsidiary of BHP Billiton Plc, hereby gives notice that it has amended and varied the terms of its offer dated August 20, 2010 (the “Original Offer”) to purchase, at a purchase price of U.S.$130.00 in cash per share without interest and less any required withholding taxes, on and subject to the terms and conditions of the Offer (as defined in the Original Offer), all of the issued and outstanding common shares of Potash Corporation of Saskatchewan Inc. (“PotashCorp”) together with any associated rights (the “SRP Rights”) issued and outstanding under the shareholder rights plan of PotashCorp (together, the “Shares”), and including any Shares that may become issued and outstanding after the date of the Original Offer but prior to the Expiry Time (as defined below). BHP Billiton Plc and BHP Billiton Limited together comprise a dual listed company. The two entities continue to exist as separate companies, but with their subsidiaries operate as a combined group. BHP Billiton Plc and BHP Billiton Limited are together referred to herein as “BHP Billiton”.

THE OFFER HAS BEEN EXTENDED AND IS NOW OPEN FOR ACCEPTANCE UNTIL 11:59 P.M. (EASTERN TIME) ON NOVEMBER 18, 2010, OR SUCH LATER DATE OR DATES AS MAY BE FIXED BY THE OFFEROR (THE “EXPIRY TIME”) UNLESS THE OFFER IS WITHDRAWN.

This Notice of Amendment and Variation should be read in conjunction with the Original Offer, the accompanying circular dated August 20, 2010 (the “Original Circular”), and the associated letter of transmittal (the “Original Letter of Transmittal”) and notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) (collectively, the “Original Offer Documents”). Except as otherwise set forth herein, the terms and conditions previously set forth in the Original Offer Documents continue to be applicable in all respects. Unless the context otherwise requires, references in this document to the “Offer”, the “Circular” and the “Letter of Transmittal” mean the Original Offer, the Original Circular and the Original Letter of Transmittal, respectively, each as amended or amended and varied by this Notice of Amendment and Variation. Unless the context requires otherwise, capitalized terms used herein but not defined herein have the respective meanings set out in the Offer and the Circular.

Shareholders who have validly deposited and not withdrawn their Shares need take no further action to accept the Offer. Holders of Shares (each a “Shareholder” and collectively, the “Shareholders”) who wish to accept the Offer must properly complete and duly execute the Letter of Transmittal (printed on yellow paper) or a facsimile thereof and deposit it, together with certificates representing their Shares and all other required documents, with Computershare Investor Services Inc. (the “Depositary”) or Computershare Trust Company, N.A. (the “U.S. Forwarding Agent”) in accordance with the instructions in the Letter of Transmittal. Alternatively, Shareholders may: (a) accept the Offer by following the procedures for book-entry transfer of Shares described under “Manner of Acceptance — Acceptance by Book-Entry Transfer” in Section 3 of the Offer; or (b) accept the Offer where the certificates representing the Shares are not immediately available, the Shareholder cannot complete the procedure for book-entry transfer of the Shares on a timely basis, or the certificates and all other required documents cannot be delivered to the Depositary or the U.S. Forwarding Agent prior to the Expiry Time by following the procedures for guaranteed delivery described under “Manner of Acceptance — Procedure for Guaranteed Delivery” in Section 3 of the Offer using the Notice of Guaranteed Delivery (printed on pink paper) or a facsimile thereof. Shareholders whose Shares are registered in the name of an investment dealer, stockbroker, bank, trust company or other nominee should contact that nominee for assistance if they wish to accept the Offer.

Questions and requests for assistance may be directed to the Depositary, the dealer managers, TD Securities Inc. and J.P. Morgan Securities Canada Inc. in Canada and J.P. Morgan Securities Inc. and TD Securities (USA) LLC in the United States (collectively, the “Dealer Managers”), or the information agents, Kingsdale Shareholder Services Inc. and MacKenzie Partners, Inc. (collectively, the “Information Agents”). Contact details for such persons may be found on the last page of this document. Additional copies of the Original Offer Documents and this Notice of Amendment and Variation may be obtained without charge on request from the Depositary, the Dealer Managers or the Information Agents at their respective addresses shown on the last page of this document. Additionally, copies of this document and related materials may be found at www.sedar.com and www.sec.gov.

The Dealer Managers for the Offer are:

In Canada	In the United States
TD SECURITIES INC.	J.P. MORGAN SECURITIES INC.
J.P. MORGAN SECURITIES CANADA INC.	TD SECURITIES (USA) LLC

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

Shareholders in the United States should be aware that the disposition of Shares by them pursuant to the Offer may have tax consequences both in Canada and in the United States. Such consequences may not be fully described herein and such holders are urged to consult their tax advisors. See “Material Canadian Federal Income Tax Considerations” in Section 17 of the Circular and “Material U.S. Federal Income Tax Considerations” in Section 18 of the Circular.

The enforcement by Shareholders of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that the Offeror is incorporated under the laws of Canada, BHP Billiton Plc is incorporated under the laws of England and Wales, BHP Billiton Limited is incorporated under the laws of Australia and PotashCorp is incorporated under the laws of Canada, and that a majority of their officers and directors are not residents of the United States, and that all or a substantial portion of the assets of the Offeror, BHP Billiton Plc, BHP Billiton Limited and PotashCorp and of the above-mentioned persons may be located outside of the United States.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY ANY SECURITIES REGULATORY AUTHORITY NOR HAS ANY SECURITIES REGULATORY AUTHORITY PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

NOTICE TO HOLDERS OF POTASHCORP OPTIONS AND OTHER RIGHTS

The Offer is made only for Shares and is not made for any options or other rights (other than SRP Rights) to acquire Shares. Any holder of options or other rights (other than SRP Rights) to acquire Shares who wishes to accept the Offer should, to the extent permitted by their terms and applicable law, exercise or convert such options or other rights in order to obtain certificates representing Shares and deposit the Shares in accordance with the Offer. Any such exercise or conversion must be completed sufficiently in advance of the Expiry Time to assure the holder of such options or other rights to acquire Shares that the holder will have certificates representing the Shares received on such exercise or conversion available for deposit prior to the Expiry Time, or in sufficient time to comply with the procedures described under “Manner of Acceptance — Procedure for Guaranteed Delivery” in Section 3 of the Offer.

CURRENCY AND EXCHANGE RATES

Unless otherwise indicated, all “U.S.$” and “Cdn.$” references in the Offer and the Circular are to U.S. dollars and Canadian dollars, respectively. All payments under the Offer will be made in U.S. dollars. As at September 17, 2010, the last trading day prior to the date of this Notice of Amendment and Variation, the Bank of Canada noon spot exchange rate was Cdn.$1.0331 = U.S.$1.00.

FORWARD-LOOKING STATEMENTS

Certain statements contained in the Offer and the Circular under “Purpose of the Offer”, “Plans for PotashCorp” and “Acquisition of Shares Not Deposited Under the Offer”, in addition to certain statements contained elsewhere in the Offer and the Circular and in this Notice of Amendment and Variation, are “forward-looking statements”. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects”, “expected”, “scheduled”, “estimates”, “intends”, “anticipates”, or “believes”, or variations of such words and phrases, or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results, performance or achievements of the Offeror and BHP Billiton to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, including the risk that all conditions of the Offer will not be satisfied. Many of these risks and uncertainties relate to factors that are beyond BHP Billiton’s ability to control or estimate precisely, such as future market conditions, changes in the regulatory environment and the behaviour of other market participants. Neither BHP Billiton nor the Offeror can give any assurance that such forward-looking statements will prove to have been correct. The reader is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date such forward-looking statements were made. The Offeror disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Nothing contained herein shall be deemed to be a forecast, projection or estimate of the future financial performance of any member of the BHP Billiton Group, PotashCorp or the enlarged BHP Billiton Group following completion of the Offer unless otherwise stated.

NOTICE OF AMENDMENT AND VARIATION

This Notice of Amendment and Variation amends, varies and supplements the Original Offer and amends and supplements the Original Circular and Original Letter of Transmittal pursuant to which the Offeror is offering to purchase all of the Shares on the terms and subject to the conditions contained in the Offer and the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, each as may be amended and supplemented from time to time.

Except as otherwise set forth in this Notice of Amendment and Variation, the information, terms and conditions previously set forth in the Original Offer Documents continue to be applicable in all respects and this Notice of Amendment and Variation should be read in conjunction with the Original Offer Documents, all the provisions of which are incorporated herein by reference, subject to the amendments thereto contained in this Notice of Amendment and Variation.

1.	Variation and Extension of the Offer

By notice to the Depositary given on September 20, 2010 and a press release issued by the Offeror, the Offeror has extended the time for acceptance of the Offer until 11:59 p.m. (Eastern time) on November 18, 2010, or such later date or dates as may be fixed by the Offeror unless the Offer is withdrawn. Accordingly, the definition of “Expiry Date” in the Original Offer and Original Circular is deleted in its entirety and replaced with the following definition:

“Expiry Date” means November 18, 2010, or such later date or dates as may be fixed by the Offeror from time to time as provided under “Extension, Variation or Change in the Offer” in Section 5 of the Offer;”

In addition, all references to October 19, 2010 in the Original Offer Documents (to the extent they refer to the Expiry Date) are amended to refer to November 18, 2010.

2.	Recent Developments

On September 20, 2010, the Canadian Competition Bureau issued a Supplementary Information Request in respect of the Offer as is permitted by the Competition Act. Under the Competition Act, the Offer cannot be completed until 30 days after the Offeror’s compliance with the Supplementary Information Request unless the Commissioner of Competition issues an advance ruling certificate or No-Action Letter before that time, provided that there is no order issued by the Competition Tribunal in effect prohibiting completion at the relevant time. The Offeror intends to comply expeditiously with the Supplementary Information Request. See “Regulatory Matters – Antitrust Matters – Competition Act” in Section 14 of the Circular.

3.	Amendment to Time for Acceptance

Section 2 of the Original Offer entitled “Time for Acceptance” is hereby amended by deleting the fourth and fifth sentences of the second paragraph of such section on page 16 and replacing them in their entirety with the following:

“The SEC has granted the Offeror relief to permit it to take up and pay for Shares deposited during the Subsequent Offering Period within ten calendar days of the date the Shares are deposited, in accordance with Canadian Law and practice. Shareholders who tender their Shares during the Subsequent Offering Period may withdraw their Shares at any time before the Shares have been taken up by the Offeror.”

4.	Amendment to Manner of Acceptance

In Section 3 of the Original Offer entitled “Manner of Acceptance”, the subsection entitled “Determination of Validity” is hereby amended by adding the following to the end of the fifth sentence of the first paragraph on page 19 after the word “binding”:

“, subject to review by a court of competent jurisdiction and the right of Shareholders to challenge the Offeror’s determinations in accordance with the terms of this Offer”

5.	Amendment to Conditions of the Offer

Section 4 of the Original Offer entitled “Conditions of the Offer” is hereby amended by adding the following to the end of the last sentence of the penultimate paragraph of such section on page 24 after the word “jurisdiction”:

“and the right of Shareholders to challenge the Offeror’s determinations in accordance with the terms of this Offer”

Section 4 of the Original Offer entitled “Conditions of the Offer” is hereby amended by deleting the first sentence of the penultimate paragraph of such section on page 24 and replacing it in its entirety with the following two sentences:

“The foregoing conditions are for the exclusive benefit of the Offeror and the BHP Billiton Group and may be asserted by the Offeror at any time prior to the Expiry Time, regardless of the circumstances giving rise to any such assertion or may (subject to applicable Law) be waived by the Offeror in whole at any time or in part from time to time prior to the Expiry Time in its discretion, without prejudice to any other right which the Offeror may have. Each of the foregoing conditions must be satisfied or waived at or prior to the Expiry Time.”

6.	Amendment to Market Purchases; Sales

Section 12 of the Original Offer entitled “Market Purchases; Sales” is hereby amended by deleting the sixth and seventh sentences of the first paragraph of such section on page 30 and replacing them in their entirety with the following:

“On August 26, 2010, the SEC granted the Offeror and BHP Billiton, whether directly or through any affiliates, or any broker or other financial institution acting as their agent, an exemption to make purchases of the Shares outside the Offer as permitted under Canadian Law, subject to certain conditions, including the condition that no purchases outside the Offer will be made in the United States.”

7.	Amendment to Source of Funds

Section 7 of the Original Circular entitled “Source of Funds” is hereby amended by adding the following paragraph to the end of such section:

“On September 14, 2010, the Facility Agreement was amended by a letter agreement dated September 13, 2010 (the “Facility Agreement Amendment”). On September 17, 2010, BHP Billiton, BHP Billiton Finance Plc and a total of 25 banks (including the Lenders), among others, entered into a syndication agreement (the “Syndication Agreement”)

for the syndication of the Facilities. Copies of the Facility Agreement Amendment and the Syndication Agreement were filed by the Offeror with the SEC on September 17, 2010 as exhibits to Amendment No. 6 to the Schedule TO. Reference is made to such exhibits for a complete description of the terms and conditions of the Facility Agreement Amendment and the Syndication Agreement.”

8.	Amendment to Regulatory Matters

In Section 14 of the Original Circular entitled “Regulatory Matters”, the subsection entitled “U.S. Securities and Exchange Commission Relief Requested” is hereby amended by deleting such subsection on page 47 and replacing it in its entirety with the following:

“U.S. Securities and Exchange Commission Relief

On August 26, 2010, the SEC granted the Offeror certain exemptions from rules under the U.S. Exchange Act with respect to the Offer.

Rule 14d-11(e) under the U.S. Exchange Act requires that during any subsequent offering period the bidder immediately accept for payment all securities as they are tendered. The SEC has granted the Offeror relief to permit it to take up and pay for Shares deposited during the Subsequent Offering Period within ten calendar days of the date the Shares are deposited, in accordance with Canadian Law and practice. See “Time for Acceptance” in Section 2 of the Offer.

Rule 14e-5 under the U.S. Exchange Act prohibits a person making a tender offer for an equity security and its affiliates (and the offeror’s dealer-manager, financial advisor and their affiliates) from, directly or indirectly, purchasing or making any arrangement to purchase such security or any security which is immediately convertible into or exchangeable for such security, except pursuant to such offer. The prohibition continues from the time of the public announcement of the offer until the expiration of the offer period, including extensions thereof. The SEC has granted the Offeror exemptive relief to allow the Offeror, BHP Billiton and any advisor, broker or other financial institution acting as any of their agents (together, the “Prospective Purchasers”) to purchase or arrange to purchase Shares outside the Offer subject to Canadian Law and certain conditions, including the condition that the Prospective Purchasers will not acquire Shares in the United States otherwise than pursuant to the Offer. See “Market Purchases; Sales” in Section 12 of the Offer.”

9.	Amendment to Annex “A”

The disclosure in respect of the fifth person listed in the table in Annex “A” to the Original Offer and the Original Circular is amended by adding “Chairman,” as the first line of the third paragraph in the second column, and adding the following to the third column:

“May 1994 (BHP Limited)

June 2001 (BHP Billiton Plc and BHP Billiton Limited)”

10.	Amendment to the Letter of Transmittal

The Original Letter of Transmittal is hereby amended by adding the following after the phrase “final and binding” in the two places that such phrase appears in numbered paragraph 14:

“, subject to review by a court of competent jurisdiction and the right of Shareholders to challenge the Offeror’s determinations in accordance with the terms of the Offer”

11.	Manner of Acceptance

Shares may be deposited under the Offer in accordance with the provisions under “Manner of Acceptance” in Section 3 of the Offer.

12.	Take-Up of and Payment for Deposited Shares

The Offeror will take up and pay for Shares validly deposited under the Offer and not withdrawn as set forth under “Take up of and Payment for Deposited Shares” in Section 6 of the Offer.

13.	Right to Withdraw Deposited Shares

Shareholders have the right to withdraw Shares deposited pursuant to the Offer under the circumstances and in the manner described under “Right to Withdraw Deposited Shares” in Section 7 of the Offer.

14.	Amendments and Variations to Original Offer Documents

The Original Offer Documents shall be read together with this Notice of Amendment and Variation in order to give effect to the amendments and variations to the Original Offer and the amendments to the Original Circular and the Original Letter of Transmittal set forth herein.

15.	Offerees’ Statutory Rights

Securities legislation of the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages if there is a misrepresentation in a circular or notice that is required to be delivered to Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

16.	Directors’ Approval

The contents of this Notice of Amendment and Variation have been approved and the sending thereof to the Shareholders has been authorized by the boards of directors of the Offeror and BHP Billiton.

APPROVAL AND CERTIFICATE OF BHP BILLITON DEVELOPMENT 2 (CANADA) LIMITED

Dated: September 20, 2010

The Original Circular, as amended by this Notice of Amendment and Variation, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(Signed) “Graham Kerr”	(Signed) “Alistair Mytton”
Chief Executive Officer	Chief Financial Officer

On behalf of the Board of Directors

(Signed) “Edward Harold Bassett”	(Signed) “Gillian Dawn Winckler”
Director	Director

APPROVAL AND CERTIFICATE OF BHP BILLITON PLC

Dated: September 20, 2010

The Original Circular, as amended by this Notice of Amendment and Variation, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(Signed) “Marius Kloppers”	(Signed) “Alex Vanselow”
Chief Executive Officer	Chief Financial Officer

On behalf of the Board of Directors

(Signed) “Malcolm Broomhead”	(Signed) “David Crawford”
Director	Director

APPROVAL AND CERTIFICATE OF BHP BILLITON LIMITED

Dated: September 20, 2010

The Original Circular, as amended by this Notice of Amendment and Variation, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(Signed) “Marius Kloppers”	(Signed) “Alex Vanselow”
Chief Executive Officer	Chief Financial Officer

On behalf of the Board of Directors

(Signed) “Malcolm Broomhead”	(Signed) “David Crawford”
Director	Director

The Depositary for the Offer is:

COMPUTERSHARE INVESTOR SERVICES INC.

By Mail P.O. Box 7021 31 Adelaide St. E. Toronto, Ontario M5C 3H2 Attention: Corporate Actions	By Registered Mail, Courier, or by Hand 100 University Avenue 9th Floor Toronto, Ontario M5J 2Y1 Attention: Corporate Actions

Toll Free (North America): 1-800-564-6253

Overseas: 1-514-982-7555

E-mail: corporateactions@computershare.com

The U.S. Forwarding Agent for the Offer is:

COMPUTERSHARE TRUST COMPANY, N.A.

By Mail Attention: Corp Act CPU Canada P.O. Box 43011 Providence, RI 02940-3014	By Hand or by Courier Attention: Corp Act CPU Canada 250 Royall Street Canton, MA 02021

The Dealer Managers for the Offer are:
In Canada	In the United States

TD SECURITIES INC.	J.P. MORGAN SECURITIES INC.

Telephone: 416-308-2670	Telephone: 877-576-5599

J.P. MORGAN SECURITIES CANADA INC.	TD SECURITIES (USA) LLC

Telephone: 416-981-9249	Telephone: 212-827-6979

The Information Agents for the Offer are:

The Exchange Tower

130 King Street West, Suite 2950

Toronto, Ontario

M5X 1E2

Toll-Free: 1-866-851-3215 (English or French)

Email: contactus@kingsdaleshareholder.com

Facsimile: 416-867-2271

Toll-Free Facsimile: 1-866-545-5580

Outside North America, Banks and Brokers

Call Collect: 416-867-2272

105 Madison Avenue New York, New York 10016 Email: potash@mackenziepartners.com Telephone: (212) 929-5500 (Call Collect) Toll-Free: (800) 322-2885 (English) Toll-Free: (888) 410-7850 (French)

Any questions and requests for assistance may be directed by Shareholders to the Depositary, the Dealer Managers or the Information Agents at their respective telephone numbers and locations set out above. Shareholders whose Shares are registered in the name of a stockbroker, investment dealer, bank, trust company or other nominee should contact that nominee for assistance in depositing their Shares.